EXHIBIT 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of November, 2015, by and between Cinedigm Corp., a Delaware corporation (the “Company”), and Jeffrey S. Edell (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed as Chief Financial Officer (“CFO”) of the Company pursuant to the Employment Agreement originally entered into as of June 9, 2014, and to amend and restate such Employment Agreement (as so amended and restated, the “Agreement”), upon the terms and conditions set forth below; and

WHEREAS, the amendments effected herein, including (i) an increase to the Employee’s Base Salary (as defined below),  (ii) the removal of the requirement that the Employee perform a specified portion of his employment in the Company’s New York office and related travel provisions, and (iii) the payment of an inducement bonus, are effective from and after the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.  Employment.  The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, under the terms of this Agreement, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

2.  Position and Responsibilities.  The Employee shall serve as CFO of the Company. The Employee shall be responsible for such duties as are commensurate with his office and shall report to the Chief Executive Officer of the Company (“CEO”), who shall have the power to expand the Employee’s duties, responsibilities and authority beyond those commensurate with his office (only in a temporary or immaterial manner unless the Employee consents to such expansion) and, when considered necessary or in the best interests of the Company, to override the Employee’s decisions and actions. Except as otherwise provided herein, the Employee will devote his substantial full business time throughout the Term (defined below) to the services required of him hereunder. The Employee will render his business services to the Company and its affiliates during the Term and will use his best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the Company and its affiliates in a manner consistent with the duties of his position. Notwithstanding the foregoing, as long as it does not materially interfere or materially conflict with the Employee’s employment hereunder, (a) the Employee may participate in educational, welfare, social, religious and civil organizations and (b) the Employee may participate in the organizations and serve on the boards of directors listed on Schedule A hereto, and as otherwise approved by the board of directors of the Company. The Employee shall be based in the Company’s Los Angeles office and may, from time to time as circumstances warrant, work out of the in the Company’s New York office.

3.  Term.  Except as otherwise provided for herein, the term of this Agreement shall be from June 9, 2014 (the “Effective Date”) through June 8, 2016 (the “Term”).  Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this Section 3 and Section 9, will have no further force or effect.  In the event the Employee remains employed by the Company after the Term expires and the parties have not executed a successor written agreement, the Employee’s employment will be at-will; provided, however, that  the Employee, for the duration of his at-will employment, will remain entitled to the severance benefit described, and in accordance with the terms set forth, in Section 7(b) of this Agreement.

4.  Compensation, Reimbursement of Expenses.

(a)  Salary.  For all services rendered by the Employee in any capacity during his employment under this Agreement, including, without limitation, service as an executive, officer, director, manager or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Employee, in accordance with the Company’s normal payroll practices, a salary (“Base Salary”) at the rate of $340,000 per year during the Term, subject to annual reviews and increases for subsequent years in the sole discretion of the Compensation Committee of the board of directors of the Company (the “Committee”).

(b)  Bonus.  The Employee shall be eligible to participate in the Company’s Management Annual Incentive Plan or any amended or successor plan thereto (“MAIP”). For each of the fiscal years ending March 31, 2015 and March 31, 2016, the target bonus shall be twenty five percent (25%) of his then Base Salary (for the avoidance of doubt, the target bonus for fiscal year ending March 31, 2016 shall be twenty five percent (25%) of $340,000) (the “Target Bonus”) and the maximum bonus shall be thirty five percent (35%) of his then Base Salary. The Employee’s bonuses shall be based on the Company performance with goals to be established annually by the Committee and shall be subject to adjustment at the sole discretion of the Committee. Bonuses shall be paid at the same time bonuses are paid to other executives of the Company, which payment shall be made during the calendar year that includes the close of such fiscal year, but no later than August 31st following the fiscal year for which the bonus is earned, and shall be subject to the terms of the MAIP.

(c)  Reimbursement of Expenses.  In accordance with Company policies then in effect, the Company shall pay directly, or reimburse the Employee for, reasonable travel, entertainment and other business related expenses incurred in the performance of his duties under this Agreement.

(d)  Stock Option Grant.  The Committee approved a grant to the Employee effective as of the Effective Date (the “Grant Date”) of stock options (the “Options”) to purchase 250,000 shares of Class A Common Stock under the Company’s Second Amended and Restated 2000 Equity Incentive Plan as amended (the “EIP”). The Options are non-statutory options. The Options have an exercise price equal to the Fair Market Value, as defined in the EIP, of the

Common Stock on the Grant Date. The Options have a term of 10 years. The Vesting Dates shall be:

(i)	the first anniversary of the Grant Date with respect to 62,500 Options;

(ii)	the second anniversary of the Grant Date with respect to 62,500 Options;

(iii)	the third anniversary of the Grant Date with respect to 62,500 Options; and

(iv)	the fourth anniversary of the Grant Date with respect to 62,500 Options.

The Committee also approved a grant to the Employee, subject to a performance review and approval by the CEO, to be made on the first anniversary of the Grant Date of stock options to purchase the greater of 100,000 shares of Class A Common Stock or such amount of shares as are granted to the Company’s President of Cinedigm Entertainment Corp. (the “Subsequent Options”), with an exercise price equal to Fair Market Value, as defined in the EIP, of the Common Stock on the grant date of such options and with vesting and other terms substantially similar to the Options.

In the event of the termination of the Employee’s employment with the Company, other than due to death or Disability (as defined below), vested Options may be exercised after termination but in no event later than 90 days after termination (and in no event later than the expiration of the Options).  In the event of the Employee’s termination due to his death or Disability, vested Options may be exercised after termination but in no event later than 180 days after death or Disability (and in no event later than the expiration of the Options). The terms set forth in this Section 4(d), and all other terms governing, the Options shall be set forth in a separate Stock Option Agreement between the Company and the Employee and in accordance with the EIP.

(e)  Administrative Support.  The Company shall furnish the Employee with office space and administrative support in both New York and Los Angeles as is suitable to the Employee’s position and adequate for the performance of his duties during the Term.

4A.     Inducement Bonus.

(a)  Subject to the conditions set forth in Section 4A(b) below, on or about November 2, 2015, the Employee will be paid a lump sum payment of $35,000 (the “Inducement Bonus”). Payment of the Inducement Bonus will be made by the Company in cash (less necessary withholdings and deductions).  No part of the Inducement Bonus will be treated as compensation paid to the Employee for purposes of calculating his entitlement to any retirement or other benefits provided by the Company.

(b)  The Employee shall repay the Inducement Bonus to the Company should Employee not satisfy the following conditions:

(i)  During the Term, (A) the Employee must remain an employee of the Company in good standing in his current capacity; (B) the Employee must continue to perform his duties and responsibilities as assigned by the CEO consistent with this Agreement; and (C) the Employee must not have given notice of termination of his employment with the Company.

(ii)  Without limitation to or waiver of Employee’s rights under Section 19 of this Agreement, the Employee  has not filed or asserted any claims during the Term against the Company, its parent, subsidiaries or affiliates.

(iii)  Except as provided in Section 4A(c) below, should the Employee’s employment terminate for any reason prior to the end of the Term, the Employee will forfeit the Inducement Bonus and shall repay the full amount of the Inducement Bonus to the Company no later than 10 days following the Employee’s termination date.

(c)  The Employee will not forfeit the Inducement Bonus and shall have no obligation to repay it to the Company if (A) his employment is terminated by the Company (other than for Cause, as defined herein), (B) he resigns his employment for Good Reason (as defined herein) or (C) his employment is terminated upon his death or Disability (as defined herein).

5.  Participation in Benefit Plans.  Employee will be eligible to participate in all benefit plans and programs that the Company provides to employees of the Company, most of which, such as the medical plan, are employee contributory arrangements, all in accordance with the terms and conditions of such benefit plans and programs as may be modified by the Company or its affiliates, as applicable, in their sole discretion or as required by law from time to time.  The Company understands that the Employee will, during the Term, decline to participate in medical, dental and vision insurance benefits in connection with the Employee’s commencement of employment with the Company.

6.  Vacation.  During the Term, the Employee will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company, but in any case will be entitled to a minimum of three (3) weeks paid vacation per calendar year.

7.  Termination.

(a)  The Company shall have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term for Cause (as defined below). The Employee has the right to resign and terminate this Agreement at any time without Good Reason (as defined below) upon thirty (30) days’ written notice, which notice period may be waived at the discretion of the Company. The Company shall have no obligations to the Employee for any period subsequent to the effective date of any termination of this Agreement pursuant to this

Section 7(a), except any and all obligations provided by applicable law and the payment of Base Salary (pursuant to Section 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to Section 4(b)), reimbursement of expenses incurred prior to the termination date (pursuant to Section 4(c)), and benefits accrued prior to the termination date (pursuant to Section 5).

(b)  The Company shall also have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term other than for Cause upon thirty (30) days’ notice and the Employee has the right to resign and terminate this Agreement at any time for Good Reason (each such termination shall not include a termination of employee’s employment with the Company due to the Employee’s death or Disability (as defined below)). In the event that, prior to the expiration of the Term, the Company terminates this Agreement and the Employee’s employment for reason(s) other than Cause hereof (and other than due to the Employee’s death or Disability) or if the Employee resigns for Good Reason, the Employee shall be entitled to receive the following:

(i)  the amounts payable under Section 7(a);

(ii)  the Base Salary for the twelve (12) month period following termination of employment (the “Severance Period”), subject to Sections 7(f) and 13(d)(iii) below, to be paid in equal monthly installments, as of the first day of each month following the date of termination; provided that the first of such payments shall be made in the month following sixty (60) days after such termination; provided further that the first of such payments would include any amounts that would have been payable absent the sixty (60)-day delay in commencement date, and such payments shall continue for the duration of the Term or such twelve-month period, as applicable; and

(iii)  to the extent that a lease associated with the Employee’s reimbursable living expenses in New York is in the Employee’s name, then amounts equal to the cost of terminating such lease, payable within thirty (30) days following the date of termination; provided that the Company may choose to assume such lease in satisfaction of this provision; provided further that the Company’s obligation hereunder is limited to costs associated with a lease that does not exceed $6,000 per month.

Notwithstanding the foregoing, (A) during the Severance Period the Employee shall have a duty to seek other employment, but shall not be required to accept any position other than a position (i) as a senior executive officer with the same general responsibilities that the Employee possessed at the Company at the time of the Employee's termination from the Company and (ii) with a company equal or larger in earnings and tangible net worth than the Company at the time of the Employee's termination, (B) the Employee may, however, accept any full-time position at any level and at any salary with any entity, profit or non-profit, and the Employee, by accepting such employment, shall be conclusively deemed to have fulfilled his duty to seek employment under this Section 7(b), and (C) the Company shall be entitled to reduce the amounts paid to the Employee during his employment by another entity by an amount equal to the amount earned by the Employee from any such employment during such period, provided, that, such salary reduction shall not apply to the extent the Employee takes a one-off consulting job.

(c)  If, prior to the expiration of the Term, the Company terminates this Agreement and the Employee’s employment for any reason other than for Cause (and other than due to the Employee’s death or Disability), or if the Employee resigns for Good Reason, in each event within two years after a Change in Control (as defined in EIP, provided  that such Change in Control is a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations issued thereunder (“Section 409A”)), the Employee shall be entitled to receive the following, in lieu of the amounts paid under Section 7(b):

(i)  the amounts payable under Section 7(a);

(ii)  a lump sum payment equal to the sum of his then Base Salary and Target Bonus amount multiplied by two, subject to Sections 7(f) and 13(d)(iii) below, payable as soon as practicable following the date on which the termination occurs, but in no event later than sixty (60) days following the date of such termination and the Employee will not have the right to designate the taxable year of the payment; provided however that such payment shall be limited to an amount which would not, when considered with other compensation payable to the Employee in connection with a Change in Control, result in an “excess parachute payment” as that term is defined in Code section 280G, as determined in the sole good faith discretion of the Company; and

(iii)  to the extent that a lease associated with the Employee’s reimbursable living expenses in New York is in the Employee’s name, then amounts equal to the cost of terminating such lease, payable within thirty (30) days following the date of termination; provided that the Company may choose to assume such lease in satisfaction of this provision; provided further that the Company’s obligation hereunder is limited to costs associated with a lease that does not exceed $6,000 per month.

(d)  For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude, (ii) the Employee’s material breach of a material provision of this Agreement that is not corrected within thirty (30)  days following written notice of such breach sent by the Company to the Employee, (iii) the Employee’s willful misconduct in the performance of his material duties under this Agreement (iv) the Employee’s performance of his material duties in a manner that is grossly negligent, and (v) the Employee’s failure to attempt to fully comply with any lawful directive of the Chief Executive Officer of the Company which is not corrected within  thirty (30) days following written notice of such breach sent by the Company to the Employee. Whether or not “Cause” exists shall be determined solely by the Company in its reasonable, good faith discretion.

(e)  For purposes of this Agreement, “Good Reason” means, without the Employee's written consent, (i) a material and substantially adverse reduction in title or job responsibilities compared with title or job responsibilities on the Effective Date; (ii) any requirement that the Employee relocate to a work location more than 50 miles from Los Angeles, California; (iii) the failure of the Company to grant the Subsequent Options within 30 days following the first anniversary of the Grant Date; or (iv) any material breach of the Agreement by the Company. Notwithstanding the foregoing, Good Reason will be deemed to exist only in the event that: (x) the Employee gives written notice to the Company of his claim of Good Reason and the specific grounds for his claim within ninety (90)  days following the occurrence of the event upon which his claim rests, (y) the Company fails to cure such breach within thirty (30) days of receiving such notice (“Cure Period”), and (z) the Employee gives written notice to the Company to terminate his employment within fifteen (15) days following the Cure Period.

(f)  Notwithstanding any other provision of this Agreement to the contrary, the Employee shall not be entitled to any payments under Section 7(b) or 7(c), and the Company shall not be obligated to make such payments, unless (i) the Employee materially complies with the restrictive covenants in this Agreement; and (ii) the Employee executes, delivers and does not revoke a commercially reasonable general release in form and substance acceptable to both the Company and Employee no later than sixty (60)  days following the effective date of termination of employment. To the extent the Company makes any such payment to the Employee prior to the execution and delivery or a permissible revocation of the release described in clause (ii) and the Employee fails to execute or deliver the release or otherwise revokes the release, then the Employee will be obligated to repay to the Company the full amount of any such payment under Section 7(b) or 7(c), as applicable, theretofore made to the Employee within ninety (90) days following the termination of the Employee’s employment.

8.  Death or Disability.  Notwithstanding anything in Section 7 to the contrary, upon the death or Disability (as defined below) of the Employee prior to the end of the Term, this Agreement shall terminate and no further payments shall be made other than those provided for by law and the payment of Base Salary up to and including the termination date, bonus earned and approved by the Committee (pursuant to Section 4(b)), reimbursement of expenses incurred prior to such termination (pursuant to Section 4(c)), and benefits (pursuant to Section 5) accrued prior to the date of such death or Disability but not yet paid. For purposes of this Agreement, “Disability” shall mean any physical or mental incapacity that is documented by qualified medical experts and that results in the Employee’s inability to perform his essential material duties and responsibilities for the Company, with reasonable accommodation, for a period of ninety (90) days in any consecutive twelve (12) month period, all as determined in the good faith judgment of the Board.

9.  Restrictive Covenants.  The Employee hereby covenants, agrees and acknowledges as follows:

(a)  Confidential Information.  In the course of his employment by the Company, the Employee will receive and/or be in possession of confidential information of the Company, the Company, their respective subsidiaries and affiliates and the predecessors and successors of any of them, including, but not limited to, information relating to: (i) operational procedures, financial statements or other financial information, contract proposals, business plans, training and operations methods and manuals, personnel records, and management systems policies or procedures; (ii) information pertaining to future plans and developments; and (iii) other tangible and intangible property that is used in the operations of the Company but not made public. The information and trade secrets relating to the business of the Company described in this Section 9(a) are hereinafter referred to collectively as the “Confidential

Information,” provided that the term Confidential Information will not include any information: (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee or someone under his control or direction) or (y) that the Employee receives on a non-confidential basis from a source (other than the Company or its representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company. References in this Section 9 to the “Company” shall include the Company, its subsidiaries and affiliates and the predecessors and successors of any of them.

(b)  Non-Disclosure.  The Employee agrees that he will not, without the prior written consent of the Company, during the period of his employment or at any time thereafter, disclose or make use of any such Confidential Information, except as may be required by law (and, in such case, he will immediately notify the Company of such disclosure request) or in the course of his employment hereunder. The Employee agrees that all tangible materials containing Confidential Information, whether created by the Employee or others, that comes into his custody or possession during his employment, will be and are the exclusive property of the Company.

(c)  Return of Confidential Information and Property.  Upon termination of the Employee’s employment for any reason whatsoever, he will immediately surrender to the Company all Confidential Information and property of the Company in his possession, custody or control in whatever form maintained (including, without limitation, computer discs and other electronic media), including all copies thereof. The Employee shall be allowed to make and keep a copy of all personal property and information, including, but not limited to, personal information contained in his contacts directory, notwithstanding any personal information or contacts that have been commingled with those of the Company.  Any Confidential Information that cannot be returned or destroyed shall be kept confidential by the Employee at all times.

(d)  Non-Competition. The Employee agrees that, while employed by the Company and for one year after the cessation of his employment with the Company for any reason other than a resignation of employment by the Employee following expiration of the Term, he will not become employed by or otherwise engage in or carry on, whether directly or indirectly as a principal, agent, consultant, partner or otherwise, any business with any person, partnership, business, corporation, company or other entity (or any affiliate, subsidiary, parent or division thereof) that is in direct competition with the Company.

(e)  Non-Solicitation/No-Hiring.  The Employee agrees that, while employed by the Company and for one year after the cessation of his employment with the Company for any reason, he will not (i) solicit or induce or attempt to solicit or induce any employee, director or consultant to terminate his or her employment or other engagement with the Company or (ii) employ or retain (or in any way assist, participate in or arrange for the employment or retention of) any person who is employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions or who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions both within the six (6) month period immediately preceding the Employee’s contemplated employment or retention of such person and on the date the Employee’s employment with the Company ended.

(f)  Injunctive Relief and Other Remedies. The Employee acknowledges that the foregoing confidentiality, non-competition and non-solicitation/no-hiring provisions are reasonable and necessary for the protection of the Company and its parent, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company and its parent, subsidiaries, affiliates and divisions, the Company will be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining the Employee from any actual or threatened breach of those provisions, and no bond or security will be required in connection therewith. If any of the foregoing confidentiality, non-competition and no-solicitation/no-hiring provisions are deemed invalid or unenforceable, these provisions will be deemed modified and limited to the extent necessary to make them valid and enforceable.

10.     Tax Withholding.  The Company shall withhold from any compensation and benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11.  Entire Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes any other agreement between the Company or any predecessor of the Company or any of its affiliates and the Employee regarding the subject matter hereof.

12.  Notices.  All notices that are required or may be given pursuant to the terms of this Agreement will be in writing and will be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a responsible overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party will have designated in writing to the other party hereto. The date of the giving of such notices delivered personally or by carrier will be the date of their delivery and the date of giving of such notices by certified or registered mail will be the date five days after the posting of the mail.

13.  General Provisions.

(a)  Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)  No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)  Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

(d)  Compliance with 409A.

(i)  Notwithstanding anything herein to the contrary, it is intended that the provisions of this Agreement satisfy the provisions of Section 409A and this Agreement shall be interpreted and administered, as necessary, so that the payments and benefits set forth herein shall be exempt from or shall comply with the requirements of Section 409A.

(ii)  To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A.

(iii)  Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his termination date the Employee is deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon, or within the six month period following and due to,  a termination of the Employee’s employment that constitutes a “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1, shall be paid or provided to the Employee in a lump sum on the earlier of (1) the first day following the six month anniversary of the Employee’s separation from service (as such term is defined in Section 409A) for any reason other than death, and (2) the date of the Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iv)  Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

(v)  All expenses or other reimbursements paid pursuant to this Agreement or other policy or program of the Company that are taxable income to the Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

(vi)  Nothing contained in this Agreement or any other agreement between the Employee and the Company or any policy, plan, program or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

14.  Modification and Waiver.

(a)  Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)  Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15.  Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

16.  Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.  Governing Law.  This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State other than the conflict of law provisions of such laws.

18.  Survival of Provisions.  Neither the termination of this Agreement, nor of the Employee's employment hereunder, will terminate or affect in any manner any provision of this

Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Section 3 and Section 9 hereof.

19.  Indemnification.  The Company shall indemnify the Employee in the event the Employee is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the Employee is an officer or director of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Employee in connection with such action, suit, or proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

CINEDIGM CORP.

By:	/s/ Chris McGurk

Name: Chris McGurk
Title: Chairman & CEO

Employee

/s/ Jeffrey S. Edell

Jeffrey S. Edell

Schedule A

Outside Activities

●	Mindbright Productions, LLC

●	18Love Music, LLC

●	Edell Productions, LLC

●	Edell Film Fund I, LLC

●	Emergent Apps, LLC

●	Florida State University’s College of Motion Picture Arts